SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    September 16, 2005

InSight Health Services Holdings Corp.

(Exact name of registrant as specified in charter)

Delaware	333-75984	04-3570028
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	file number)	Identification No.)

26250 Enterprise Court, Suite 100, Lake Forest, CA 92630
(Address of principal executive offices) (Zip Code)

(949) 282-6000
Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement

On September 16, 2005, InSight Health Services Holdings Corp. (the “Registrant”) and its wholly owned subsidiaries, including InSight Health Services Corp. (“InSight”), entered into a purchase agreement with Banc of America Securities LLC and CIBC World Markets Corp., which provided for the sale by InSight, in a private offering, of $300 million in aggregate principal amount of senior secured floating rate notes due 2011 (the “Notes”). The proceeds of the offering, together with cash on hand, were used to (i) repay all outstanding indebtedness under InSight’s existing credit facility, including accrued interest thereon, (ii) purchase a portion of InSight’s outstanding 9 7/8% unsecured senior subordinated notes due 2011, plus accrued interest thereon, in one or more privately negotiated transactions and (iii) pay certain related fees and expenses.

The Notes are governed by an indenture, dated as of September 22, 2005, by and between the Registrant, InSight, InSight’s wholly owned subsidiaries and U.S. Bank National Association, as trustee.  The indenture contains various restrictive covenants including restrictions on the prepayment or incurrence of indebtedness.

The Notes mature on November 1, 2011.  Interest on the Notes will accrue at a rate per annum, reset quarterly, equal to LIBOR plus 5.25%.  The Notes are unconditionally guaranteed on a senior secured basis by the Registrant and each of InSight’s existing and future domestic wholly owned subsidiaries. The Notes and the guarantees will be secured by a first priority lien on substantially all of the Registrant’s, InSight’s and InSight’s wholly owned subsidiaries future tangible and intangible personal property including, without limitation, equipment, certain contracts and intellectual property, but will not be secured by a lien on real property, accounts receivables and related assets, cash accounts related to receivables and certain other assets. In addition, the Notes and the guarantees will be secured by a portion of InSight’s stock and the stock or other equity interests of InSight’s subsidiaries.

The foregoing statements shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Concurrently with the closing of the private offering and repayment of all outstanding borrowings under the existing credit facility, InSight and its wholly owned subsidiaries amended and restated the credit facility to reduce and modify the existing $50 million revolving credit facility to a $30 million asset-based revolving credit facility. The Registrant has agreed to guarantee the obligations of InSight and its wholly owned subsidiaries under the amended revolving credit facility.  Bank of America, N.A. will act as administrative and collateral agent for the amended revolving credit facility.  The amended revolving credit facility has a maturity of five years.  Borrowings under the amended revolving credit facility will bear interest at a rate equal to the sum of LIBOR plus 2.5% per annum or, at InSight’s option, the base rate (which will be the Bank of America, N.A. prime rate). The default rate on the amended revolving credit facility will be 2% above the otherwise applicable interest rate.

All obligations under the amended revolving credit facility and the obligations of the guarantors under the guarantees will be secured by a first priority security interest in all of the following property and interests of the Registrant, InSight and each of InSight’s subsidiaries that are co-borrowers or have provided guarantees: (i) all accounts; (ii) all instruments, chattel paper (including, without limitation, electronic chattel paper), documents, letter-of-credit rights and supporting obligations relating to any account; (iii) all general intangibles that relate to any account; (iv) all monies now or at any time or times hereafter in the possession or under the control of the lenders under the amended revolving credit facility; (v) all products and cash and non-cash proceeds of the foregoing; (vi) all of the deposit accounts identified as of the closing date and all future deposit accounts established for the collection of proceeds from the assets described above; and (vii) all books and records pertaining to any of the foregoing. The security interest purported to be created in respect of deposit accounts, as described above, will be subject to any restrictions imposed by applicable law.

Item 9.01         Financial Statements and Exhibits

Exhibit No.

99.1	Press Release dated September 22, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 22, 2005	INSIGHT HEALTH SERVICES HOLDINGS CORP.

	By:	/S/ BRIAN G. DRAZBA
Brian G. Drazba
Senior Vice President and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Press Release dated September 22, 2005.